Exhibit 99.1

Press Release

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investorrelations@cott.com

COTT PRICES OFFER OF $215.0 MILLION OF SENIOR NOTES

TORONTO, ON and TAMPA, FL – November 3, 2009—Cott Corporation (NYSE:COT; TSX:BCB) announced today that its wholly owned subsidiary, Cott Beverages Inc. (“Cott Beverages”), priced a private placement offering of $215 million in aggregate principal amount of senior notes (the “New Notes”). The New Notes will mature on November 15, 2017 and interest on the New Notes will accrue and be payable semi-annually in arrears commencing May 15, 2010 at the rate of 8.375% per annum. The New Notes will yield gross proceeds to Cott Beverages of approximately $212 million.

Cott Beverages expects to use the net proceeds from the offering to fund the previously announced tender offer for, or redeem, its 8.0% Senior Subordinated Notes due 2011.

The settlement of the New Notes is expected to occur on November 13, 2009 and is subject to customary closing conditions.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

The New Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Safe Harbor Statements

This news release contains forward-looking statements, including statements regarding the offering of the New Notes, the principal amount and maturity date of such notes and any possible completion of the offering of such notes. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to market conditions, the satisfaction of closing conditions or other reasons including other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Cott disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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